Exhibit 99.1
Federal Home Loan Bank of San Francisco Announces Annual and Fourth Quarter 2021 Operating Results
SAN FRANCISCO, February 16, 2022 — The Federal Home Loan Bank of San Francisco (Bank) today announced its 2021 operating results. Net income for 2021 was $287 million, compared with net income of $335 million for 2020. Net income for the fourth quarter of 2021 was $67 million, compared with net income of $94 million for the fourth quarter of 2020.
Net income of $287 million in 2021 declined $48 million relative to 2020 net income, primarily reflecting a reduction of $109 million in other income/(loss) that was partially offset by an improvement in credit losses of $32 million and an increase in net interest income of $17 million.
The $109 million reduction in other income/(loss) for 2021 was primarily a result of the Bank's receipt of disgorgement proceeds in connection with a Securities and Exchange Commission enforcement action, in the amount of $85 million, in the third quarter of 2020, and an increase in net fair value losses of $22 million associated with derivatives and financial instruments carried at fair value.
The $17 million increase in net interest income for 2021 primarily reflected lower funding costs, an improvement of $46 million in retrospective adjustment of the effective yields on mortgage loans and related delivery commitments, and an increase of $30 million in net gains on designated fair value hedges. These increases in net interest income were partially offset by a decline in average interest-earning assets. Additionally, the Bank recorded a reversal of credit losses of $6 million for 2021, primarily associated with certain private-label residential mortgage-backed securities (PLRMBS) classified as available-for-sale (AFS), which largely resulted from improved credit performance and a more optimistic economic outlook. This reversal of credit losses for 2021 compares with a provision for credit losses of $26 million for 2020 associated with certain PLRMBS classified as AFS, which primarily resulted from a significant decline in fair values in the first quarter of 2020.
For the fourth quarter of 2021, net income was $67 million, a decrease of $27 million relative to the prior year period. The decrease primarily reflected a decrease in net interest income of $48 million, which was mainly driven by a decline in average interest-earning assets and a decrease of $10 million in net gains on designated fair value hedges. These reductions in net income were partially offset by a $20 million improvement in other income/(loss), which primarily reflected a decrease in net fair value losses of $19 million associated with derivatives and financial instruments carried at fair value.
At December 31, 2021, total assets were $54.1 billion, a decrease of $14.5 billion from $68.6 billion at December 31, 2020. Advances decreased by $14.0 billion, to $17.0 billion at December 31, 2021, from $31.0 billion at December 31, 2020, as demand for advances remained muted in response to substantial market liquidity resulting from the ongoing economic and financial market impacts of the COVID-19 pandemic, including government intervention. In addition, mortgage loans held for portfolio decreased by $0.9 billion, to $1.0 billion at December 31, 2021, from $1.9 billion at December 31, 2020, because the Bank ceased purchasing new mortgage loans for its own portfolio on March 31, 2021. These decreases to total assets were partially offset by an increase in total investments of $0.6 billion, to $35.8 billion at December 31, 2021, from $35.2 billion at December 31, 2020. The increase in investments primarily reflected an increase in securities purchased under agreements to resell of $8.3 billion and an increase in Federal funds sold of $3.5 billion, which were partially offset by a reduction in U.S. Treasury securities of $8.5 billion as the Bank continued to manage its liquidity. A decrease of $2.8 billion in mortgage-backed securities (MBS) also partially offset the other increases in investments balances.
Accumulated other comprehensive income increased by $101 million during 2021, to $331 million at December 31, 2021, from $230 million at December 31, 2020, primarily reflecting higher fair values of MBS classified as AFS.
As of December 31, 2021, the Bank complied with all of its regulatory capital requirements. The Bank’s total regulatory capital ratio was 10.9%, exceeding the 4.0% requirement. The Bank had $5.9 billion in permanent capital, exceeding its risk-based capital requirement of $1.1 billion. Total retained earnings as of December 31, 2021, were $3.8 billion, compared with $3.7 billion at December 31, 2020.

Today, the Bank’s board of directors declared a quarterly cash dividend on the average capital stock outstanding during the fourth quarter of 2021 at an annualized rate of 6.00%. The quarterly dividend rate is consistent with the Bank's dividend philosophy of endeavoring to pay a quarterly dividend at a rate between 5% and 7% annualized. The quarterly dividend will total $35 million, and the Bank expects to pay the dividend on March 10, 2022.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Dec. 31, 2021	Dec. 31, 2020
Total Assets	$54,121	$68,634
Advances	17,027	30,976
Mortgage Loans Held for Portfolio, Net	980	1,935
Investments, Net[1]	35,768	35,228
Consolidated Obligations:
Bonds	22,716	44,408
Discount Notes	23,987	16,213
Capital Stock – Class B – Putable	2,061	2,284
Unrestricted Retained Earnings	3,124	2,919
Restricted Retained Earnings	708	761
Accumulated Other Comprehensive Income/(Loss)	331	230
Total Capital	6,224	6,194

Selected Other Data at Period End	Dec. 31, 2021	Dec. 31, 2020
Regulatory Capital Ratio[2]	10.89%	8.69%

	Three Months Ended		Twelve Months Ended
Selected Operating Results for the Period	Dec. 31, 2021	Dec. 31, 2020	Dec. 31, 2021	Dec. 31, 2020
Net Interest Income	$119	$167	$522	$505
Provision for/(Reversal of) Credit Losses	2	(4)	(6)	26
Other Income/(Loss)	—	(20)	(50)	59
Other Expense	43	46	159	165
Affordable Housing Program Assessment	7	11	32	38
Net Income/(Loss)	$67	$94	$287	$335

	Three Months Ended		Twelve Months Ended
Selected Other Data for the Period	Dec. 31, 2021	Dec. 31, 2020	Dec. 31, 2021	Dec. 31, 2020
Net Interest Margin[3]	0.87%	0.94%	0.91%	0.54%
Return on Average Assets	0.48	0.52	0.49	0.36
Return on Average Equity	4.08	6.04	4.46	5.32
Annualized Dividend Rate[4]	6.00	5.00	5.74	5.53
Average Equity to Average Assets Ratio	11.70	8.65	11.00	6.69

1.    Investments consist of Federal funds sold, interest-bearing deposits, trading securities, available-for-sale securities, held-to-maturity securities, and securities purchased under agreements to resell.
2.    The regulatory capital ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes retained earnings, Class B capital stock, and mandatorily redeemable capital stock (which is classified as a liability) but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of December 31, 2021 and 2020, was $5.9 billion and $6.0 billion, respectively.
3.    Net interest margin is calculated as net interest income (annualized) divided by average interest-earning assets.
4.    Cash dividend declared, recorded, and paid during the period, on the average capital stock outstanding during the previous quarter.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco is a member-driven cooperative helping local lenders in Arizona, California, and Nevada build strong communities, create opportunity, and change lives for the better. The tools and resources we provide to our member financial institutions–commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions–foster homeownership, expand access to quality housing, seed or sustain small businesses, and revitalize whole neighborhoods. Together with our members and other partners, we are making the communities we serve more vibrant and resilient.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend philosophy and dividend rates. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “endeavoring,” “will,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized, including future dividends. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; future operating results; allowance for credit losses; and the impact of the COVID-19 pandemic. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Mary Long, (415) 616-2556
longm@fhlbsf.com